EXHIBIT 12(A)

                                  PLAYTEX PRODUCTS, INC.
                  COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
               RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                                  (DOLLARS IN THOUSANDS)

                                                                      TWELVE MONTHS ENDED
                                         --------------------------------------------------------------------------------
                                         DECEMBER 29,     DECEMBER 30,     DECEMBER 25,     DECEMBER 26,     DECEMBER 27,
                                             2001             2000             1999             1998             1997
                                         ------------     ------------     ------------     ------------     ------------
Earnings before extraordinary loss ...     $ 30,881         $ 35,544         $ 44,071         $ 34,230         $ 18,731

Income taxes .........................       25,146           27,509           32,197           25,686           16,501
                                           --------         --------         --------         --------         --------

Earnings before income
  taxes and extraordinary loss .......       56,027           63,053           76,268           59,916           35,232

Fixed charges:
  Interest ...........................       75,861           84,884           78,961           71,518           64,470
  One-third of rental ................        4,137            3,599            3,171            2,650            1,750
                                           --------         --------         --------         --------         --------
    Total fixed charges ..............       79,998           88,483           82,132           74,168           66,220
                                           --------         --------         --------         --------         --------

Earnings before fixed
  charges, income taxes and
    extraordinary loss ...............     $136,025         $151,536         $158,400         $134,084         $101,452
                                           ========         ========         ========         ========         ========

Ratio of earnings to fixed
  charges ............................        1.70X            1.71X            1.93X            1.81X            1.53X
                                           ========         ========         ========         ========         ========

Coverage of earnings to
  fixed charges ......................     $ 56,027         $ 63,053         $ 76,268         $ 59,916         $ 35,232
                                           ========         ========         ========         ========         ========